Exhibit 10.1

ASSIGNMENT OF ASSETS

THIS ASSIGNMENT (“Assignment”) is dated as of August 17, 2023 (the “Effective Date”), by and among Trees Colorado, LLC (“Trees Colorado”), a Colorado limited liability company, or its assigns (collectively, “Assignor”), Station 2, LLC, a Colorado limited liability company (“Station 2”), and Timothy Brown, an individual (“Brown” and collectively with Station 2, “Assignee”).

RECITALS:

A.	Assignor is the owner of all or substantially all of the assets of Station 2, having acquired such assets (“Original Assets”) pursuant to that certain Asset Purchase Agreement dated October 14, 2022, as amended on October 28, 2022, by and among Trees Colorado, TREES Corporation, a Colorado corporation and indirect parent of Trees Colorado, and Brown (“APA”).
B.	Assignor desires to assign to Assignee all right, title and interest in and to certain of the Original Assets as more particularly set forth on Schedule A annexed hereto, (“Assigned Assets”), and Assignee desires to accept such assignment thereof, and Assignee desires to assume all obligations of Assignor relating to the Assigned Assets on the terms and conditions herein contained.
C.	The Original Assets are a Regulated Marijuana Business, as defined in the Colorado “Marijuana Code,” Sections 14 and 16 of Article XVIII of the Colorado Constitution, §§ 44-10-101, et seq., C.R.S., as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local laws and regulations thereto promulgated by a governmental authority.
D.	In connection with this Assignment, Assignor desires to assign all its right, title, and interest in the limited liability company membership interests of Station 2, including all associated voting and distributive rights (the “Assigned Interest”)
E.	Brown is a Controlling Beneficial Owner of Tress Colorado pursuant to the Marijuana Code.
F.	Upon the Transfer, Brown will be a Controlling Beneficial Owner of Assignee pursuant to the Marijuana Code.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective definitions as set forth in the APA.
2.	Assignment. From and after the date (“Transfer Date”) upon which the transfer of the cannabis license set forth on Schedule A from Assignor to Assignee (or an affiliate thereof)

has been completed and approved by the Colorado Marijuana Enforcement Division and/or any applicable local regulatory authority (the “Transfer”):

a.	Assignor hereby assigns and transfers to Assignee all right, title, interest, obligations and liabilities of and to the Assigned Assets.
b.	Assignor hereby assigns and transfers to Assignee all right, title, interest, obligations and liabilities of and to the Assigned Interest.
c.	The parties expressly agree and acknowledge that this Assignment shall not be effective and no rights or obligations hereunder shall inure to any party, until and unless the Transfer has occurred.
3.	Consideration. The aggregate consideration due Assignor in connection with the assignment of the Assigned Assets contemplated hereunder shall be as set forth in Schedule B annexed hereto.
4.	Assumption. From and after the Effective Date, Assignee hereby assumes any and all of Assignor’s obligations and liabilities under, and in respect of, the Assigned Assets and the Assigned Interest.
5.	Ownership of Station 2. Upon completion of the Transfer, Assignee will be the sole owner of the Assigned Interest, and the sole member of Station 2, and Assignor will have no right, title, or interest in the limited liability company membership interests of Station 2, including any voting rights, any distributive rights, or any rights to allocations of profit or loss.
6.	Responsibilities and Obligations of Assignee Between Effective Date and Transfer Date. From the Effective Date of this Agreement until the Transfer Date, Assignee shall provide the following services regarding the Assigned Assets:
a.	Maintain all accounts, ledgers and information for the Assignee in separate and discreet formats distinct from those maintained by Assignor for its own purposes.
b.	Conduct day to day operations of the Assigned Assets, including without limitation, management, business development, sales, inventory management, METRC inventory tracking system compliance, hiring, training, and management of employees for the Assigned Assets.
c.	Operate the Assigned Assets in compliance with the Marijuana Code and other state or local regulations or rules.
d.	Acquire, maintain and operate appropriate computer hardware and software systems including METRC and any internal networks.

e.	Perform maintenance and upkeep of the leasehold which is part of the Assigned Assets facilities utilized by Assigned Assets except to the extent such duties are reserved to the landlord or another third party.
f.	Promptly communicate with, and cooperate with, Assignor regarding any contact, inquiry, investigation, notice of violation, order to show cause, warning, or other correspondence from a governmental authority regarding the Assigned Assets.
g.	Obtain and maintain general liability insurance for the Assignee’s operation of the Assigned Assets, naming Assignor as an additional insured.
7.	Representations and Warranties.
a.	Each party represents and warrants to the other parties that such party is in good standing, duly formed, validly existing and has all requisite power and authority to conduct its business as it is now being conducted.
b.	Each party has all requisite power and authority to execute and deliver this Assignment and the other instruments to be delivered upon Transfer, if any, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the other instruments to be delivered upon Transfer, and the performance by each party of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Assignment has been, and the instruments to be delivered upon Transfer, if any, will be, duly and validly executed and delivered by such party and constitute (or, in the case of instruments to be delivered at Transfer, will upon Transfer constitute) the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, subject to approvals required by the Marijuana Code, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
c.	Assignee has had the opportunity to inspect the Assigned Assets, and is satisfied with the results of such inspection and the condition of the Assigned Assets “as-is.” Except as set forth above, neither party makes any representation or warranties concerning the Assigned Assets.
d.	Nothing in this Assignment shall be deemed to grant Assignor any membership interest in Station 2, either before or after the Effective Date, other than reflected in the limited liability company operating agreement or other corporate documentation of Station 2, as modified by this Assignment.
8.	Indemnification. Assignor shall indemnify, defend and hold Assignee harmless from and against any Claims or Losses arising out of (i) a breach of any representation, warrant or covenant contained herein; and (ii) the Assigned Assets or the operation thereof in connection with events occurring prior to the Effective Date. Assignee shall jointly and severally indemnify, defend and hold Assignor harmless from and against any Claims or Losses arising out of (i) a breach of any representation, warrant or covenant contained herein; (ii) the Assigned Assets and the Assigned Interest or the operation thereof in connection with events occurring on or after the Effective Date; and (iii) any Tax liability of Station 2, the Assigned Interest, or the Assigned Assets accruing on or after the Effective Date.

9.	Entire Agreement. This Assignment and the APA constitute the entire agreement of the parties hereto relating to the subject matter hereof. In the event of any conflict between any provision contained herein and a provision contained in the APA, the provision contained in this Assignment shall supersede and govern in each and every respect. This Assignment may not be amended, except in a writing signed by the parties hereto.
10.	Governing Law. This Assignment shall be governed and construed according to the laws of the State of Colorado without giving effect to principles of conflicts or choice of laws thereof.
11.	Successors and Assigns. The Assignment shall be binding on and inure to the benefit of the parties to it, their successors in interest and assigns.
12.	Counterparts; Execution and Delivery. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Assignment may be executed and delivered via electronic or similar signatures.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Assignment has been duly executed and delivered by the parties as of the date first above written.

TREES COLORADO LLC	STATION 2, LLC

By:	By:
Name: Adam Hershey		Name: Timothy Brown
Title: Interim Chief Executive Officer		Title: Managing Member

TIMOTHY BROWN

Schedule A

Assigned Assets

State of Colorado Retail Marijuana Store License number 402R-00884 and corresponding City and County of Denver Retail Marijuana Store License number 2022 BFN 0015506.

Schedule B

Consideration

Extinguishment and satisfaction of, and unconditional waiver by each of Station 2 and Brown of any claims in respect of, any and all debt or other obligations of Assignor, Trees Corporation, a Colorado corporation (“TREES”), and any of their respective affiliates, directors, officers or agents, pursuant to that certain Asset Purchase Agreement dated October 14, 2022, as amended, by and among TREES, Assignor, Assignee and Brown.